EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-117697 and 333-156405 on Form S-3 and in Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282, 333-121283, and 333-144525 on Form S-8 of our report dated June 29, 2009, relating to the financial statements and financial statement schedule of Community Health Systems, Inc. appearing in this Annual Report on Form 11-K of Community Health Systems, Inc. 401(k) Plan for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
June 29, 2009